Exhibit 99.(d)(iii)(C)

AMENDED AND RESTATED SCHEDULE B

DATED FEBRUARY 15, 2016

TO THE

INVESTMENT ADVISORY AGREEMENT DATED DECEMBER 17, 2008

BETWEEN

FUNDVANTAGE TRUST AND WHV INVESTMENTS, INC. (FORMERLY, WHV INVESTMENT MANAGEMENT, INC. AND WENTWORTH, HAUSER AND VIOLICH, INC.)

Investment Advisory Fee Schedule

Fund	Annual Fee as a Percentage of Fund’s Average Daily Net Assets	Effective Date
WHV International Equity Fund	0.74% (74 basis points)	February 15, 2016

WHV/Seizert Small Cap Value Equity Fund	1.00% (100 basis points)	September 30, 2013

WHV/EAM International Small Cap Equity Fund	1.15% (115 basis points)	May 27, 2014

WHV/EAM Emerging Markets Small Cap Equity Fund	1.30% (130 basis points)	July 10, 2015

WHV/Acuity Tactical Credit Long/Short Fund	1.17% (117 basis points)	December 16, 2014

Rivington Diversified International Equity Fund by WHV	0.74% (74 basis points)	June 24, 2015

Rivington Diversified Global Equity Fund by WHV	0.74% (74 basis points)	June 24, 2015

[SIGNATURE PAGE FOLLOWS]

This Amended and Restated Schedule B to the Investment Advisory Agreement is hereby executed as of the date first set forth above.

FUNDVANTAGE TRUST

By:	/s/ Joel Weiss
Name:	Joel Weiss
Title:	President

WHV INVESTMENTS, INC.

By:	/s/ Kenneth E. Piper
Name:	Kenneth E. Piper
Title:	COO